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                                                                     EXHIBIT 8.1




                                       May 19, 1997

Alexandria Real Estate Equities, Inc.
251 South Lake Avenue
Suite 535
Pasadena, CA  91101

          Re:  Certain Federal Income Tax Considerations
               -----------------------------------------

Ladies and Gentlemen:

          You have requested our opinion concerning certain Federal income tax considerations in connection with the offering for sale by Alexandria Real Estate Equities, Inc., a Maryland corporation ("ARE"), of shares of its Common Stock, par value $.01 per share, pursuant to the Registration Statement on Form S-11 (No. 333-23545) filed with the Securities and Exchange Commission, dated as of the date hereof (the "Registration Statement")./1/

          You have provided to us and we have reviewed certain documents (collectively, the "Documents") that we have deemed necessary or appropriate as a basis for our opinion, including, without limitation (i) organizational documents of ARE and ARE-QRS Corp., a Maryland corporation (the "Subsidiary"),
(ii) copies of certain leases, management contracts and other agreements, (iii) a certificate executed by duly appointed officers of ARE (the "Officer's Certificate") setting forth certain factual representations, and (iv) certain schedules, memoranda, financial information and other records.

-----------------

/1/ Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement, as amended to date.
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          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

          Our opinion is based on the correctness of the following specific assumptions: (i) ARE and the Subsidiary have been and will continue to be oper-ated in accordance with the laws of the State of Maryland in the manner de-scribed in their respective organizational documents; (ii) there will be no changes in the applicable laws of the State of Maryland; and (iii) each of the representations contained in the Officer's Certificate is true, correct and complete. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer's Certificate and other Documents, including, without limitation, any investigation as to the accuracy of (i) whether the shares of ARE are beneficially owned by 100 or more persons,
(ii) whether ARE is "closely held" within the meaning of section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) the proper allocation of lease payments between real property and personal property, or
(iv) whether ARE owns, directly or indirectly, 10% or more of any tenant of ARE or the Subsidiary, applying the principles of sections 856(d)(2)(B) and (d)(5) of the Code. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. We have, consequently, relied on your representations that the facts and information presented in the Officer's Certificate and other Documents or otherwise furnished to us are true, correct, and complete.

          In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder by the Treasury Department (the "Regulations"), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. With respect to the latter assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.
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          We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

          Based on the foregoing, we are of the opinion that:

          1. Commencing with ARE's taxable year beginning January 1, 1996 and ending on December 31, 1996, ARE has been organized and operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code for the taxable year ended December 31, 1996. It is also our opinion that ARE's organization and actual method of operation through the date of this letter and its planned method of operation as represented in the Officer's Certificate will continue to enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 1997 and thereafter.

          2. The discussion in the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS" is, in all material respects, a fair and accurate summary of the Federal income tax consequences of the purchase, ownership, and disposition of the Common Stock, subject to the qualifications set forth therein.

          Qualification and taxation as a REIT will depend upon ARE's continuing ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of ARE's operation for any one taxable year, if inconsistent with ARE's projected results, will be able to satisfy or will actually satisfy such requirements. We do not undertake to monitor whether the Company will, in fact, through actual operating results, satisfy the various qualification tests, and we express no opinion whether the Company will actually satisfy these various qualification tests in the future.

          Other than as expressly stated above, we express no opinion on any issue relating to ARE, the Subsidiary, or to any investment therein.

          This opinion is intended for the exclusive use of ARE and its shareholders and except as set forth herein, it may not be used, circulated, quoted
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or relied upon for any other purpose without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP in the Registration Station. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                              Very truly yours,

                              /s/ Skadden, Arps, Slate, Meagher & Flom LLP